U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

AVANI INTERNATIONAL GROUP INC.

(Name of Small Business Issuer in its charter)

Nevada                 000-23319                      88-0367866

(State of           Commission File No.        (I.R.S. Employer

Incorporation)                                 I.D. Number)

#328-17 Fawcett Road, Coquitlam, B.C. (Canada)    V3K 6V2

(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number 604-525-2386.

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ITEM 1.01. Entry into a Material Definitive Agreement.

On March 1, 2006, Avani International Group, Inc., though its wholly owned subsidiary, Avani Oxygen Water Corp., entered into an Offer To Purchase (“Offer to Purchase”) with Pointer Holdings Ltd., an independent third party. The Offer to Purchase relates to the acquisition of the Company’s real estate located in Coquitlam, British Columbia. The real estate consists of approximately 14,000 square feet and is comprised of seven separate buildings. The purchase price is $1,226,000.00 CDN ($1,078,390USD), of which $100,000 CDN ($86,300USD) has been paid as a non-refundable deposit. On March 15, 2006, the conditions precedent to the transaction were complied with to the satisfaction of the purchaser. The balance of the purchase price is due and payable at closing. The closing date is May 31, 2006.

The Company’s real estate which is being sold under the Offer to Purchase has served as the Company’s principal business office and has housed the Company’s manufacturing operations. As previously disclosed by the Company, its operations have been limited since it has terminated its business arrangement with Avani Oxygen Water Sdn. Bhd. in December 2004 due to non-payment under an Asset Sale Agreement between the parties. During the second and third quarter of 2006, the Company intends relocate its operations to Malaysia. The Company intends to use the available cash from the sale of its real estate to initiate and commence operations in Malaysia. As of this date of this filing, the Company has not entered into a lease arrangement for any locations in Malaysia.

The description of the Offer To Purchase as described hereinabove is qualified in its entirety by the agreements and instruments which are attached as exhibits to this Form 8-K.

Item 9.01. Financial Statements And Exhibits

(a)

Financial Statements of Business Acquired.

Not applicable.

(b)

Pro forma Financial Information.

Not applicable.

(c)

Exhibits

Exhibit 10(xxxxi)

Offer To Purchase dated March 1, 2006 by and between Avani Oxygen Water Corp. and Pointer Holdings Ltd.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avani International Group, Inc.

March 23, 2006

/s/ Dennis Robinson

Dennis Robinson

Treasurer and

Chief Accounting Officer

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